CHYRON CORPORATION

5 Hub Drive

Melville, New York 11747

April 11, 2002

Michael Wellesley-Wesley

c/o Chyron Corporation

Hartman House, Danehill

Lower Earley, Reading

Berks, UK RG6 4PB

Re: Additional Compensation

Dear Mr. Wellesley-Wesley:

In consideration of you, in your role as Chairman of the Executive Committee of the Board of Directors, becoming a Member of the Office of the Chairman, Chyron Corporation (the "Company") has decided to grant to you additional compensation. This letter and amendment agreement ("Agreement") formalizes the understanding regarding such additional compensation and supersedes all prior communications (both written and oral) to you regarding the subject matter hereof, except as set forth in the October 2001 Agreement, which is amended by this Agreement. This Agreement shall be effective as of January 1, 2002.

    Services.

In consideration of the compensation to be paid hereunder, you shall perform services on behalf of the Company including, without limitation, advising the Company in respect of potential mergers and acquisitions, strategic initiatives and investor relations, and any other duties reasonably assigned to you by the Chairman of the Board of Directors. You shall report to the Board of Directors of the Company.

2. Options.

You shall be granted an option or options (the "Options") to purchase 150,000 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock on March 8, 2002. The Options shall be exercisable for a period of five years and shall vest as follows: 50,000 Options shall vest and become exercisable on each six month anniversary of March 8, 2002, commencing on September 8, 2002; provided, that (A) if you are replaced or asked to resign as Chairman of the Executive Committee of the Board of Directors all of the Options not previously vested shall vest in full and be immediately exercisable on the date on which you are replaced or asked to resign, as the case may be, or (B) in the event of a Transaction (as defined in the October Agreement), all of the Options not previously vested shall vest in full and be immediately exercisable on the date immediately prior to the closing of such Transaction so that you may elect to participate in the Transaction.

3. Consulting Fee.

For the period commencing on January 1, 2002 and continuing until such time as this Agreement has been terminated, the Company shall pay to you the sum of $15,000 per month for your services provided hereunder. The Company shall reimburse you for all reasonable and necessary business and travel expenses incurred by you in performing such services hereunder, subject to receipt of a written request for reimbursement accompanied by supporting documentation. You shall report to the Board of Directors of the Company.

4. Miscellaneous.

You and the Company expressly agree that you are an independent contractor and the services performed by you under this Agreement are performed as an independent contractor. All fees payable to you hereunder shall be paid in full, without any withholding, deduction, or offset of any state or federal withholding taxes, FICA, SDI, income or similar taxes. You hereby covenant and agree that you shall be solely responsible for all such taxes, withholding and similar items (both employee and employer portions) with respect to all fees paid by the Company to you under this Agreement, and to indemnify and hold the Company harmless with respect to such taxes and withholding. You shall not be eligible for, nor shall you participate in, nor shall you be entitled to compensation in lieu of any insurance, benefit, retirement or other plan or program provided by the Company to its employees.

This Agreement will terminate on three months' written notice of termination from either party ; provided that written notice by you to the Chairman of the Board of Directors shall constitute notice to the Company.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver or amendment must be in a writing stating that it is a waiver or amendment under this Agreement and executed by the party to be charged with such waiver or amendment.

The Company may not sell, assign, transfer or otherwise convey any of its rights or delegate any of its duties under this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to rules governing the conflict of laws. This Agreement may be executed in one or more counterparts, which shall together constitute one and the same instrument.

Please indicate your agreement with the terms of this Agreement by signing and returning the enclosed copy.

Sincerely,

Chyron Corporation

By: /s/ Wesley W. Lang, Jr.

Wesley W. Lang, Jr.

Chairman, Compensation Committee

Agreed to by:

/s/ Michael Wellesley-Wesley
Michael Wellesley-Wesley

Dated: 29/04/2002